Exhibit 99.1

Neohydro Technologies Corp. Announces Director Appointments

TORONTO, ONT. – September 10, 2008, Neohydro Technologies Corp. (OTC BB: NHYT) announces that Dean Themy and Nicholas K. Kambouris were appointed to our board of directors.

Mr. Themy has more than 30 years of experience in the electrolytic industry. He is the former VP of Halogenic Products Corp and Brinecell. He has extensive experience in metallurgy, precious metals, and anode production.

Mr. Kambouris is a successful Developer of multiple million-dollar developments in both residential and commercial applications. In addition he is also an Asset Manager for a portfolio of properties, which include, industrial, multi- family, retail, and residential properties that have been acquired through mergers or acquisitions.

Contact:
Windfall Communications, LLC
Trevor Justus
866-590-6589

Safe Harbor Statement

Statements in this press release regarding Neohydro Technologies’ products, services, capabilities, performance, opportunities, development and business outlook that are forward-looking involve and are subject to known and unknown risks, uncertainties and other factors, some of which are beyond Neohydro Technologies’ control and difficult to predict, and could cause actual results to differ materially from those anticipated, expressed or forecasted in the forward-looking statements. Such risks and uncertainties may include, but are not limited to: lack of operating history, transitioning from a development company to an operating company, difficulties in distinguishing Neohydro Technologies’ products and services, ability to manufacture and deploy Neohydro Technologies’ products, lack of or delay in market acceptance and fluctuations in customer demand, dependence on a limited number of significant customers, reliance on third party vendors and strategic partners, availability of raw materials, subassemblies and components, ability to meet future capital requirements on acceptable terms, continuing uncertainty in the emissions reduction industry and the global economy, compliance with federal and state regulatory requirements, timing, availability and success of new technology and product introductions and the other factors discussed in Neohydro Technologies’ filings with the Securities and Exchange Commission.